Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2021 relating to the financial statements of Broadstone Net Lease, Inc., appearing in the Annual Report on Form 10-K of Broadstone Net Lease, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

June 23, 2021